Friday, April 24, 2015

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: Richard J. Cantele, Jr., President and Chief Executive Officer

860-435-9801 or rcantele@salisburybank.com

FOR IMMEDIATE RELEASE

SALISBURY BANCORP, INC. REPORTS RESULTS FOR FIRST QUARTER 2015; DECLARES 28 CENT DIVIDEND

Lakeville, Connecticut, April 24, 2015 /GlobeNewswire…..Salisbury Bancorp, Inc. (“Salisbury”), NASDAQ Capital Market: “SAL”, the holding company for Salisbury Bank and Trust Company (the “Bank”), announced results for its first quarter ended March 31, 2015.

Net income available to common shareholders was $2,194,000, or $0.81 per common share, for the first quarter ended March 31, 2015 (first quarter 2015), compared with $196,000, or $0.10 per common share, for the fourth quarter ended December 31, 2014 (fourth quarter 2014), and $505,000, or $0.29 per common share, for the first quarter ended March 31, 2014 (first quarter 2014).

Selected First Quarter 2015 Financial Highlights

As a result of the acquisition being completed in December 2014, the results of Riverside’s 2014 stand-alone operations are not reflected in the Salisbury information presented below.

•	Earnings per common share of $0.81 increased $0.71 versus fourth quarter 2014, and increased $0.52, versus first quarter 2014. The fourth quarter 2014 and first quarter 2014 included certain one-time expenses incurred in conjunction with strategic initiatives of $1,100,000 and $287,000 (after taxes), respectively. Excluding one-time expenses for fourth quarter 2014 and first quarter 2014, current earnings per share would have increased $0.13 and $0.35, respectively.
•	The net interest margin of 4.11% increased 43 basis points versus 3.68% for the fourth quarter 2014 and increased 39 basis points versus 3.72% for the first quarter 2014. Net loans receivable increased $3.4 million or 0.5% during the first calendar quarter of 2015 to $676.7 million, which reflects an increase of $230.2 million or 51.6%, from the end of the first quarter of 2014. The year-over-year increase includes $196.3 million of loans, recorded at fair value acquired, as a result of Salisbury’s acquisition of Riverside Bank, completed in the fourth quarter 2014. The fair value adjustment represents the adjustment of the book value of acquired loans to their estimated fair value based on current interest rates and expected cash flows. These adjustments include an estimate of expected loan loss inherent in the acquired portfolio. Loans that met the criteria and are being accounted for in accordance with ASC 310-30 had an acquisition book value of $13.7 million. Non-impaired loans not accounted for under ASC 310-30 had an acquisition date book value of $190.7 million.
•	Tax equivalent net interest income increased $2.2 million, or 36.4%, versus fourth quarter 2014, and increased $3.1 million, or 61.4%, versus first quarter 2014.

Richard J. Cantele, Jr., President and Chief Executive Officer, stated, “Salisbury Bank posted solid first quarter results, benefited by the fourth quarter merger with Riverside Bank. A stronger balance sheet, and synergies achieved as a result of the merger were the primary drivers of those results. First quarter earnings also benefited from the $483,000 recovery of a previously charged off loan.

“Non-performing assets increased primarily as the result of two relationships migrating into the non-performing category during the quarter. Both of these relationships are secured by real estate, and both are continuing to make payments. We are working with the principals to reach resolution.

“Our team has made significant progress in the months following the merger, in terms of integrating staff, customers and systems. I expect our focus to remain on the successful integration of our companies over the next few quarters. We have simultaneously focused on increasing our commercial market presence in the Hudson Valley and delivering our residential mortgage and wealth management services, previously not offered by Riverside, to our customers.”

Net-Interest Income

Tax equivalent net interest income for first quarter 2015 increased $2.2 million, or 36.4%, versus fourth quarter 2014, and increased $3.1 million or 61.4%, versus first quarter 2014. Average earning assets increased $149.7 million versus fourth quarter 2014, and increased $253.0 million versus first quarter 2014. Average total interest bearing deposits increased $101.0 million versus fourth quarter 2014 and increased $165.8 million versus first quarter 2014. The net interest margin of 4.11% increased 43 basis points versus 3.68% for the fourth quarter 2014 and increased 39 basis points versus 3.72% for the first quarter 2014.

Non-Interest Income

Non-interest income for first quarter 2015 increased $317,000 versus fourth quarter 2014 and increased $458,000 versus first quarter 2014. Trust and wealth advisory revenues increased $36,000 versus fourth quarter 2014 and increased $43,000 versus first quarter 2014. The increase is the result of higher estate fees collected in first quarter 2015, partially offset by a slight decrease in managed assets. Service charges and fees increased $66,000 versus fourth quarter 2014 and increased $189,000 versus first quarter 2014. The increases were a result of higher fees due to increased transactional volume, mainly attributable to the assumption of Riverside Bank deposits. Income from sales and servicing of mortgage loans increased $73,000 versus fourth quarter 2014 and increased $83,000 versus first quarter 2014 due to an increase in servicing values as a result of a decline in projected prepayment rates. First quarter 2015 mortgage loans sales totaled $2.1 million versus $0.9 million for fourth quarter 2014 and $0.5 million for first quarter 2014. First quarter 2015, fourth quarter 2014, and first quarter 2014 included a mortgage servicing valuation impairment benefits/(charge) of $9,000, ($1,000), and $11,000, respectively. Gain on sale of securities for the quarter totaled $175,000.  No gains were recognized in either the fourth or first quarters of 2014. Other income includes bank owned life insurance income and rental income.

Non-Interest Expense

Non-interest expense for first quarter 2015 decreased $17,000 versus fourth quarter 2014 and increased $1.7 million versus first quarter 2014. Total compensation expense increased $53,000 versus fourth quarter 2014 as a result of higher salary and payroll tax expense offset by lower employee benefit costs. The total compensation expenses year-over-year increase of $960,000 is mainly attributable to increased staffing levels primarily as a result of the Riverside acquisition, mix, and annual increases.

Premises and equipment decreased $80,000 versus fourth quarter 2014 and increased $235,000 versus first quarter 2014. The increase in expense was related to the addition of branch facilities acquired as a result of the Riverside Bank acquisition, the Sharon, Connecticut branch acquisition, and the opening of a new branch in 2014 in Great Barrington, Massachusetts, as well as technology upgrades and seasonally influenced fuel and utility costs.

Data processing decreased $90,000 versus fourth quarter 2014 and increased $75,000 versus first quarter 2014 mainly due to core conversion expenses in fourth quarter 2014 related to the Riverside merger and a change in trust account tax preparation accruals for trust accounts in first quarter 2015.

Professional fees, including merger and acquisition related expenses, decreased $225,000 versus fourth quarter 2014, and increased $31,000 versus first quarter 2014. Fourth quarter 2014 expenses included consulting and legal fees related to the Riverside merger.

Loan related expenses increased $84,000 versus fourth quarter 2014 and increased $109,000 versus first quarter 2014. The comparative increase to both quarters was mainly due to the write-down and increased expense for delinquent real estate taxes associated with OREO properties in first quarter 2015.

The effective income tax rates for first quarter 2015, fourth quarter 2014 and first quarter 2014 were 29.90%, 15.41% and 28.07%, respectively.

Loans

Net loans receivable increased $3.4 million during first quarter 2015 to $676.7 million at March 31, 2015, compared with $673.3 million at December 31, 2014, and increased $230.2 million compared with $446.5 million at March 31, 2014. The year-over-year increase includes loans acquired with a fair value of $196.3 million from the Riverside Bank transaction completed in the fourth quarter 2014.

Asset Quality

Non-performing assets increased $4.0 million during first quarter 2015 to $14.9 million, or 1.7% of assets at March 31, 2015, from $10.9 million, or 1.3% of assets at December 31, 2014, and increased $6.3 million from $8.5 million, or 1.5% of assets, at March 31, 2014.

The amount of total impaired and potential problem loans improved to $30.9 million (4.53% of gross loans receivable) during first quarter 2015, compared to $31.7 million, or 4.67% of gross loans receivable at December 31, 2014, and increased $6.3 million from $24.6 million, or 5.46% of gross loans receivable at March 31, 2014.

Accruing loans receivable 30-to-89 days past due increased $1.4 million during first quarter 2015 to $5.6 million, or 0.82% of gross loans receivable, from $4.1 million, or 0.61% of gross loans receivable at December 31, 2014, and increased $1.5 million versus March 31, 2014.

Provision for loan loss expense for the quarter was negative and reflects recoveries of $460,000 for first quarter 2015 versus provision expense of $165,000 for fourth quarter 2014 and $337,000 for first quarter 2014. Excluding these recoveries, provision expense would have been approximately $260,000 for the first quarter 2015. Net loan recoveries were $24,000 for the first quarter 2015, while there were net charge-offs of $190,000, and $127,000 for fourth quarter 2014 and first quarter 2014, respectively. Reserve coverage, as measured by the ratio of the allowance for loan losses to gross loans, was 0.76% for the first quarter 2015, versus 0.79% for fourth quarter 2014 and 1.09% for first quarter 2014.

Salisbury endeavors to work constructively to resolve its non-performing loan issues with customers. Substantially all non-performing loans are collateralized with real estate and the repayment of such loans is largely dependent on the return of such loans to performing status or the liquidation of the underlying real estate collateral.

Capital

Both Salisbury and the Bank’s regulatory capital ratios remain in compliance with regulatory “well capitalized” requirements. At March 31, 2015, Salisbury’s Tier 1 leverage and total risk-based capital ratios were 10.14% and 14.09%, respectively. The Bank’s Tier 1 leverage and total risk-based capital ratios were 9.13% and 12.98%, respectively, compared with regulatory “well capitalized” minimums of 5.00% and 10.00%, respectively. March 31, 2015 risk based capital information is presented on estimated data and incorporates the implementation of Basel III.

At March 31, 2015, Salisbury’s assets totaled $865 million. Book value and tangible book value per common share were $31.96 and $26.33, respectively. Tangible book value excludes goodwill and core deposit intangibles.

In August 2011, Salisbury received $16 million of capital from the U.S. Treasury’s Small Business Lending Fund (the “SBLF”) program. The SBLF program was established to encourage lending to small businesses by providing Tier 1 capital to qualified community banks with assets of less than $10 billion. To date, Salisbury has used this capital to increase its portfolio of qualified small business loans by $ 42.6 million and to augment its regulatory capital ratios.

First Quarter 2015 Dividends on Common Shares

The Board of Directors of Salisbury declared a $0.28 per common share quarterly cash dividend at their April 24, 2015 meeting. The dividend will be paid on May 29, 2015 to shareholders of record as of May 15, 2015.

Background

Salisbury Bancorp, Inc. is the parent company of Salisbury Bank and Trust Company, a Connecticut chartered commercial bank serving the communities of northwestern Connecticut and proximate communities in New York and Massachusetts, since 1848, through full service branches in Canaan, Lakeville, Salisbury and Sharon, Connecticut; Great Barrington, South Egremont and Sheffield, Massachusetts; and Dover Plains, Fishkill, Millerton, Newburgh, Poughkeepsie, and Red Oaks Mill, New York. The Bank offers a full complement of consumer and business banking products and services as well as trust and wealth advisory services.

Forward-Looking Statements

Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions and estimates made by management using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in Salisbury’s quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission’s internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ materially from results discussed in the forward-looking statements.

Salisbury Bancorp, Inc. and Subsidiary

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)	March 31, 2015 (unaudited)	December 31, 2014
ASSETS
Cash and due from banks	$15,094	$13,280
Interest bearing demand deposits with other banks	37,806	22,825
Total cash and cash equivalents	52,900	36,105
Securities
Available-for-sale at fair value	81,179	91,312
Federal Home Loan Bank of Boston stock at cost	3,515	3,515
Loans held-for-sale	328	568
Loans receivable, net (allowance for loan losses: $5,182 and $5,358)	676,734	673,330
Other real estate owned	875	1,002
Bank premises and equipment, net	14,261	14,431
Goodwill	12,552	12,552
Intangible assets (net of accumulated amortization: $2,427 and $2,258)	2,821	2,990
Accrued interest receivable	2,356	2,334
Cash surrender value of life insurance policies	13,406	13,314
Deferred taxes	2,569	2,428
Other assets	1,541	1,546
Total Assets	$865,037	$855,427
LIABILITIES and SHAREHOLDERS' EQUITY
Deposits
Demand (non-interest bearing)	$163,387	$161,386
Demand (interest bearing)	115,099	117,169
Money market	173,492	174,274
Savings and other	131,794	121,387
Certificates of deposit	141,138	141,210
Total deposits	724,910	715,426
Repurchase agreements	3,278	4,163
Federal Home Loan Bank of Boston advances	28,403	28,813
Capital lease liability	423	424
Accrued interest and other liabilities	4,812	4,780
Total Liabilities	761,826	753,606
Shareholders' Equity
Preferred stock - $.01 per share par value
Authorized: 25,000; Issued: 16,000 (Series B);
Liquidation preference: $1,000 per share	16,000	16,000
Common stock - $.10 per share par value
Authorized: 5,000,000 and 3,000,000;
Issued: 2,728,516 and 2,720,766	273	272
Paid-in capital	41,231	41,077
Retained earnings	44,110	42,677
Unearned compensation - restricted stock awards	(271)	(313)
Accumulated other comprehensive income	1,868	2,108
Total Shareholders' Equity	103,211	101,821
Total Liabilities and Shareholders' Equity	$865,037	$855,427

Salisbury Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

Periods ended March 31,	Three months ended
(in thousands, except per share amounts)	2015	2014
Interest and dividend income
Interest and fees on loans	$7,922	$4,596
Interest on debt securities
Taxable	326	381
Tax exempt	390	445
Other interest and dividends	33	21
Total interest and dividend income	8,671	5,443
Interest expense
Deposits	444	351
Repurchase agreements	1	1
Capital lease	18	18
Federal Home Loan Bank of Boston advances	282	298
Total interest expense	745	668
Net interest and dividend income	7,926	4,775
(Benefit) provision for loan losses	(200)	337
Net interest and dividend income after (benefit) provision for loan losses	8,126	4,438
Non-interest income
Gains on sales of available-for-sale securities, net	175	—
Trust and wealth advisory	822	779
Service charges and fees	731	542
Gains on sales of mortgage loans, net	94	11
Mortgage servicing, net	(40)	28
Other	114	78
Total non-interest income	1,896	1,438
Non-interest expense
Salaries	2,540	1,844
Employee benefits	1,005	741
Premises and equipment	908	673
Data processing	474	399
Professional fees	650	358
Collections and OREO	244	135
FDIC insurance	198	98
Marketing and community support	110	113
Amortization of core deposit intangibles	169	56
Merger and acquisition related expenses	—	261
Other	537	432
Total non-interest expense	6,835	5,110
Income before income taxes	3,187	766
Income tax provision	953	215
Net income	$2,234	$551
Net income available to common shareholders	$2,194	$505

Basic earnings per common share	$0.81	$0.29
Diluted earnings per common share	0.80	0.29
Common dividends per share	0.28	0.28

Salisbury Bancorp, Inc. and Subsidiary

SELECTED CONSOLIDATED FINANCIAL DATA (unaudited)

At or for the three month periods ended
(in thousands, except per share amounts and ratios)	Q1 2015	Q4 2014	Q3 2014	Q2 2014	Q1 2014
Total assets	$865,037	$855,427	$638,089	$621,476	$589,771
Loans receivable, net	676,734	673,330	461,913	456,627	446,518
Total securities	84,694	94,827	88,960	92,884	98,015
Deposits	724,910	715,426	522,294	507,361	477,512
FHLBB advances	28,403	28,813	29,218	29,619	30,017
Shareholders’ equity	103,211	101,821	75,516	75,000	74,001
Wealth assets under management	384,574	385,316	416,510	429,093	439,951
Non-performing loans	14,000	9,890	8,611	8,379	8,149
Non-performing assets	14,875	10,892	8,945	8,757	8,527
Accruing loans past due 30-89 days	5,564	4,128	1,294	2,306	4,021
Net interest and dividend income	7,926	5,717	4,754	4,905	4,775
Net interest and dividend income, tax equivalent	8,238	6,038	5,075	5,227	5,104
(Benefit) provision for loan losses	(200)	165	318	314	337
Non-interest income	1,896	1,579	1,553	1,682	1,438
Non-interest expense	6,835	6,852	5,108	5,068	5,110
Income before income taxes	3,187	279	881	1,205	766
Income tax provision	953	43	113	239	215
Net income	2,234	236	768	966	551
Net income available to common shareholders	2,194	196	728	926	505

Per share data
Basic earnings per common share	$0.81	$0.10	$0.43	$0.54	$0.29
Diluted earnings per common share	0.80	0.10	0.43	0.54	0.29
Dividends per common share	0.28	0.28	0.28	0.28	0.28
Book value per common share	31.96	31.54	34.74	34.44	33.90
Tangible book value per common share - Non-GAAP(1)	26.33	25.84	28.50	28.15	27.85

Common shares outstanding at end of period	2,729	2,721	1,713	1,713	1,711
Weighted average common shares outstanding, to calculate basic earnings per share	2,699	1,977	1,693	1,691	1,691
Weighted average common shares outstanding, to calculate diluted earnings per share	2,716	1,981	1,693	1,691	1,691

Profitability ratios
Net interest margin (tax equivalent)	4.11%	3.68%	3.39%	3.74%	3.72%
Efficiency ratio(2)	65.45	77.84	75.92	72.35	77.11
Non-interest income to operating revenue	17.84	21.65	24.62	25.54	23.14
Effective income tax rate	29.90	15.41	12.82	19.85	28.07
Return on average assets	1.03	0.11	0.45	0.62	0.35
Return on average common shareholders’ equity	10.22	1.18	4.85	6.32	3.53

Credit quality ratios
Net charge-offs to average loans receivable, gross	-0.01%	0.14%	0.03%	0.09%	0.12%
Non-performing loans to loans receivable, gross	2.05	1.46	1.84	1.82	1.81
Accruing loans past due 30-89 days to loans receivable, gross	0.82	0.61	0.28	0.50	0.89
Allowance for loan losses to loans receivable, gross	0.76	0.79	1.15	1.11	1.09
Allowance for loan losses to non-performing loans	37.02	54.18	62.52	60.89	60.05
Non-performing assets to total assets	1.72	1.27	1.40	1.41	1.45

Capital ratios
Common shareholders' equity to assets	10.08%	10.03%	9.33%	9.49%	9.83%
Tangible common shareholders' equity to tangible assets - Non-GAAP(1)	8.45	8.37	7.78	7.90	8.22
Tier 1 leverage capital	10.14	12.31	9.85	10.50	10.65
Total risk-based capital(3)	14.09	14.29	16.27	16.11	16.42

(1) Refer to schedule labeled “Supplemental Information - Non-GAAP FInancial Measures.”

(2) Calculated using SNL’s methodology: Noninterest expense before OREO expense, amortization of intangibles, and goodwill impairments as a percent of net interest income (fully taxable equivalent) and noninterest revenues, excluding gains from securities transactions and nonrecurring FHLBB prepayment fees and litigation expenses.

(3) The ratios presented are estimated for March 31, 2015 and actual for the remaining periods presented.

Salisbury Bancorp, Inc. and Subsidiary

SUPPLEMENTAL INFORMATION – Non-GAAP Financial Measures (unaudited)

At or for the quarters ended
(in thousands, except per share amounts and ratios)	Q1 2015	Q4 2014	Q3 2014	Q2 2014	Q1 2014
Shareholders' Equity	$103,211	$101,821	$75,516	$75,000	$74,001
Less: Preferred Stock	(16,000)	(16,000)	(16,000)	(16,000)	(16,000)
Common Shareholders' Equity	87,211	85,821	59,516	59,000	58,001
Less: Goodwill	(12,552)	(12,552)	(9,829)	(9,829)	(9,829)
Less: Intangible assets	(2,821)	(2,990)	(872)	(946)	(520)
Tangible Common Shareholders' Equity	$71,838	$70,279	$48,815	$48,225	$47,652
Total Assets	$865,037	$855,427	$638,089	$621,476	$589,771
Less: Goodwill	(12,552)	(12,552)	(9,829)	(9,829)	(9,829)
Less: Intangible assets	(2,821)	(2,990)	(872)	(946)	(520)
Tangible Total Assets	$849,664	$839,885	$627,388	$610,701	$579,422
Common Shares outstanding	2,729	2,721	1,713	1,713	1,711

Book value per Common Share – GAAP	$31.96	$31.54	$34.74	$34.44	$33.90
Tangible book value per Common Share - Non-GAAP	26.33	25.84	28.50	28.15	27.85

Common Shareholders’ Equity to Assets – GAAP	10.08%	10.03%	9.33%	9.49%	9.83%
Tangible Common Shareholders’ Equity to Tangible Assets – Non-GAAP	8.45	8.37	7.78	7.90	8.22

Non-interest expense	$6,835	$6,852	$5,108	$5,068	$5,110
Less: Amortization of core deposit intangibles	(169)	(97)	(75)	(63)	(56)
Less: Foreclosed property expense	(148)	(114)	(1)	(5)	(10)
Less: Strategic initiatives	—	(1,596)	(197)	(90)	(301)
Operating expenses	$6,518	$5,045	$4,835	$4,910	$4,743
Net interest and dividend income, tax equivalent	$8,238	$6,038	$5,075	$5,227	$5,104
Non-interest income	1,896	1,579	1,553	1,682	1,438
Gains on securities, net	(175)	—	—	—	—
Operating revenue	$9,959	$7,617	$6,628	$6,909	$6,542
Efficiency Ratio less strategic initiatives	65.45%	66.19%	72.94%	71.07%	72.49%